Exhibit 99.3

NOTICE OF CANCELLATION OF CONVERSION RIGHTS

To the Holder of Record of

Supertel Hospitality, Inc.

Series A Convertible Preferred Stock

(CUSIP No. 868526 20 3)

Conversion Cancellation Date: February 20, 2009

(conversion rights terminate at the close of business on February 19, 2009)

NOTICE IS HEREBY GIVEN that the rights of the holders of the Series A Convertible Preferred Stock (the “Preferred Stock”) of Supertel Hospitality, Inc. (the “Company”) to convert their shares of Preferred Stock into shares of Common Stock of the Company (the “Common Stock”) will be cancelled as of February 20, 2009. As a result, shares of Preferred Stock cannot be converted into shares of Common Stock after the close of business on February 19, 2009.

This notice is given by the Company to the holder of record of the Preferred Stock, Cede & Co., on this 12th day of January, 2009, pursuant to Article X, Section 8(a) of the Second Amended and Restated Articles of Incorporation of the Company (the “Articles”). The Articles permit the Company to cancel the conversion rights on the Preferred Stock after December 31, 2008 if, for at least 20 trading days within any period of 30 consecutive trading days, the closing price of the Common Stock exceeds the conversion price of $5.66 by more than 30%. The closing price of the Common Stock exceeded $7.36 on at least 20 trading days within the 30-trading day period ending August 24, 2007.

The Preferred Stock is in book-entry form through the Depository Trust Company. Beneficial owners of the Preferred Stock that want to exercise their conversion rights on or before February 19, 2009 should contact American Stock Transfer & Trust Co., the conversion agent for the Preferred Stock, at the following telephone number: (800) 937-5449.

Supertel Hospitality, Inc.

By:	/s/ Donavon A. Heimes
Name: Donavon A. Heimes
Title: Chief Financial Officer and Secretary